EXHIBIT 99.1

World Airways Flight Attendants Ratify Labor Contract Proposal;
Company Also Announces Plans to Increase Pilot Force by 10%

PEACHTREE CITY, Ga., Sept. 3 /PRNewswire-FirstCall/ — World Airways (Nasdaq: WLDA-News) today announced that it received notification on September 2, 2003, that its flight attendants, represented by the International Brotherhood of Teamsters (Local 210), had ratified the contract proposal presented on July 25, 2003. The collective bargaining agreement with the flight attendants became amendable on July 1, 2000. The new amendable date for the agreement will be August 31, 2006. The current agreement includes pay increases and other benefit changes requested by the flight attendants, while remaining supportive of the Company’s financial goals.

Hollis Harris, chairman and chief executive officer of World Airways, said, “This agreement is the culmination of diligent efforts on the part of the flight attendants and the Company, and it is positive for both parties. We are very pleased with the outcome. We worked very hard to find work rule changes that would make this a fiscally responsible contract, while still providing our flight attendants with some of the changes they wanted, including pay increases.”

He added, “Our employees have demonstrated that they understand the issues facing our industry and have taken a leadership role to position our Company to succeed. I’m pleased that we have now closed the chapter on this matter, and we can put 100-percent of our focus on continuing to build a strong and successful company.”

The company also announced today that it is preparing to increase its pilot ranks by approximately 10%, in order to meet increased commercial passenger and cargo demand as well as support the continuing high level of military activity.

Utilizing a well-maintained fleet of international range, widebody aircraft, World Airways has an enviable record of safety, reliability and customer service spanning more than 55 years. The Company is a U.S. certificated air carrier providing customized transportation services for major international passenger and cargo carriers, the United States military and international leisure tour operators. Recognized for its modern aircraft, flexibility and ability to provide superior service, World Airways meets the needs of businesses and governments around the globe. For more information, visit the Company’s website at www.worldair.com.

[“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the Company’s periodic reports filed with the SEC (which reports are available from the Company upon request). These various risks and uncertainties may cause the Company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of, the Company in this release.]